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                                  EXHIBIT 23.2
                                  ------------


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Seiler Pollution Control Systems, Inc.:


We consent to the use of our report dated June 28, 1995, except for Notes 1 and 3 to which the date is July 8, 1996, with respect to the consolidated financial statement of operations, stockholders' equity, and cash flows of Seiler Pollution Control Systems, Inc. for the year ended March 3, 1995, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus portion of this Registration Statement.


                                    /s/ Bederson & Company, LLP
                                    Bederson & Company, LLP

West Orange, New Jersey
January 13, 1998